Exhibit 107

Calculation of Filing Fee Tables

FORM S-3

REGISTRATION STATEMENT

(Form Type)

Solo Brands, Inc.

(Exact Name of Registrant as Specified in its Charter)

CALCULATION OF REGISTRATION FEE

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee

Newly Registered Securities

Fees to Be Paid	Equity	Class A common stock(3)	457(c)	73,679,139(1)	$8.035	$592,011,882	0.0001102	$65,240

	Total Offering Amounts					$592,011,882		$65,240

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$65,240

(1)

Shares of common stock registered for pursuant to this registration statement are shares which are to be offered by the selling stockholders named herein. In the event of a stock split, stock dividend or recapitalization involving the common stock, the number of shares registered shall automatically be adjusted to cover the additional shares of common stock issuable pursuant to Rule 416 under the Securities Act.

(2)

Estimated pursuant to Rule 457(c) under the Securities Act of 1933, as amended, solely for purposes of calculating the amount of registration fee, based on the average of the high and low prices as reported on the New York Stock Exchange on April 18, 2023.

(3)

Consists of shares of Class A common stock to be offered and sold by the selling securityholders (the “Secondary Securities”) and includes shares of Class A common stock issuable upon the exchange of common units of Solo Stove Holdings, LLC (“Holdings”) for an equivalent number of shares of Class A common stock (and, except where the common units so exchanged were issued upon the exercise of options or issued subject to certain time-based vesting requirements, the cancellation of shares of the registrant’s Class B common stock on a one-for-one basis with the number of common units so exchanged).